Exhibit 5.1

May 15, 2025

Helmerich & Payne, Inc.
222 North Detroit Avenue
Tulsa, Oklahoma 74120

Re:	Helmerich & Payne, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Helmerich & Payne, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, filed on May 15, 2025 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of (i) up to $350,000,000 aggregate principal amount of its 4.650% Senior Notes due 2027 (the “New 2027 Notes”), (ii) up to $350,000,000 aggregate principal amount of its 4.850% Senior Notes due 2029 (the “New 2029 Notes”) and (iii) up to $550,000,000 aggregate principal amount of its 5.500% Senior Notes due 2034 (together with the New 2027 Notes and the New 2029 Notes, the “Exchange Notes”) that have, in each case, been registered under the Securities Act, in exchange for (a) $350,000,000 aggregate principal amount of its 4.650% Senior Notes due 2027 (the “Old 2027 Notes”), (b) $350,000,000 aggregate principal amount of its 4.850% Senior Notes due 2029 (the “Old 2029 Notes”) and (c) $550,000,000 aggregate principal amount of its 5.500% Senior Notes due 2034 (together with the Old 2027 Notes and the Old 2029 Notes, the “Initial Notes”) that are, in each case, outstanding and unregistered.

The Exchange Notes will be issued pursuant to the Indenture, dated as of December 20, 2018 (the “Base Indenture”), between the Company, Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), and the other parties thereto, as supplemented by, with respect to (a) – (c) above, respectively, (i) the Third Supplemental Indenture thereto (the “Third Supplemental Indenture”), (ii) the Fourth Supplemental Indenture thereto (the “Fourth Supplemental Indenture”), and (iii) the Fifth Supplemental Indenture thereto (the “Fifth Supplemental Indenture”), in each case dated as of September 17, 2024, and in each case between the Company and the Trustee. The Base Indenture, as amended and supplemented by the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, is referred to herein as the “Indenture.”

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Initial Notes and the Exchange Notes, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Gibson, Dunn & Crutcher LLP
811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

Helmerich & Payne, Inc May 15, 2025 Page 2

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Initial Notes in the manner described in the Registration Statement, the Exchange Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, to the extent relevant for our opinion herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts after such time as the Registration Statement is declared effective.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; (v) any waiver of the right to jury trial; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Helmerich & Payne, Inc May 15, 2025 Page 3

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP